EXHIBIT 99.1

Worldspan Reports First Quarter 2006 Results

	First Quarter 2006	First Quarter 2005
Revenue	$262.1 million	$260.6 million

Operating Income	$54.3 million	$35.0 million

Net Income (Loss)	$36.5 million	($34.1 million)

ATLANTA, May 15, 2006—Worldspan, L.P. today reported financial results for the first quarter ended March 31, 2006. The Company reported revenues for the quarter of $262.1 million, operating income of $54.3 million and net income of $36.5 million. The Company’s financial results for the quarter benefited from a reduction in expenses of $11.3 million related to contractual payments that were received from certain former online travel agencies towards settlement of disputes. Excluding these benefits, operating income would have been $43.0 million and net income would have been $25.2 million. The year-over-year net income comparison also benefited from a $55.6 million charge the Company incurred in the first quarter of 2005 in connection with its refinancing activities in February 2005. Excluding this charge, the Company’s reported net loss of $34.1 million in the first quarter of 2005 would have been net income of $21.5 million.

“We are pleased with the first quarter’s results, which reflect ongoing control over our expenses while continuing to provide superior service levels to all our customers,” said Rakesh Gangwal, Chairman, President and Chief Executive Officer for Worldspan.

FINANCIAL HIGHLIGHTS

First Quarter 2006

Revenue:  First quarter revenue was $262.1 million, up $1.5 million or 1% from revenue of $260.6 million in the first quarter of 2005. Electronic travel distribution revenue was $242.7 million, a $0.7 million increase compared to $242.0 million in the first quarter of 2005. This increase was a result of higher yields, offset by a decline in transactions in the first quarter of 2006 versus 2005. IT Services revenue was $19.4 million, an increase of $0.8 million, or 4%, compared to revenue of $18.6 million in the first quarter of 2005.

Operating Income: For the first quarter 2006, the Company reported operating income of $54.3 million, which included $11.3 million of expense reduction related to contractual payments that were received from certain former online travel agencies towards settlement of disputes. Excluding this benefit, operating income would have been $43.0 million, an improvement of $8.0 million, or 23%, compared to operating income of $35.0 million last year. This year-over-year improvement reflects lower employee costs, lower communication and technology expenses, lower maintenance expenses, lower rental expenses and lower other expenses partially offset by increased outside services expense associated with the Company’s outsourcing programs.

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Net Income:  First quarter reported net income was $36.5 million compared to a net loss of $34.1 million for the same period last year. Both periods had non-recurring items. As mentioned above, in the first quarter of 2006, Worldspan collected contractual payments from certain former online travel agencies, which improved net income by $11.3 million. Whereas, in the first quarter of 2005, the Company incurred a charge of $55.6 million in connection with its refinancing activities. Without these items, net income for the first quarter of 2006 would have been $25.2 million and net income for the first quarter of 2005 would have been $21.5 million. This $3.7 million, or 17%, improvement in net income is a result of higher operating income, offset partially by additional interest expense.

Cash Flow: Worldspan generated $58.6 million in cash from operations during the first quarter of 2006. Cash capital spending was $2.1 million and principal payments on the term loan were $40 million, representing mandatory payments of $1 million and discretionary payments of $39 million. The Company ended the quarter with a cash balance of $70.2 million.

Global Transactions:  Worldspan’s global transaction volumes declined by 2% in the first quarter of 2006 compared to the first quarter of 2005. Transaction volumes by online agencies declined by 2% year over year, while traditional travel agency volumes declined by 1% year over year.

Worldspan, L.P.

Condensed Consolidated Statements of Operations

(unaudited, dollars in thousands)

	Three months ended Mar 31,
	2006	2005	Change

Revenues
Electronic travel distribution	$242,728	$241,958	0%
Information technology services	19,371	18,624	4%
Total revenues	$262,099	$260,582	1%

Total operating expenses	207,789	225,590	8%
Operating income	$54,310	$34,992	55%

Other income (expense)
Interest expense, net	(16,264)	(12,329)	(32)%
Loss on extinguishment of debt	—	(55,597)	NM
Other, net	(946)	(210)	(350)%
Total other expense, net	(17,210)	(68,136)

Income (loss) before provision for income taxes	$37,100	$(33,144)

Income tax expense	643	918	30%

Net income (loss)	$36,457	$(34,062)

Worldspan, L.P.

Transactions Summary

(in millions)

	First Quarter
	2006	2005	Change

Total Transactions	56.0	57.1	(2)%

Geographic:
North America	44.2	44.9	(2)%
Rest of World	11.8	12.2	(3)%

Channel:
Traditional	27.2	27.6	(1)%
Online	28.8	29.5	(2)%

Air/Non-Air:
Air	51.2	52.2	(2)%
Non-Air	4.8	4.9	(2)%

Conference Call/Webcast

Worldspan will host a conference call discussing its first quarter 2006 results on Monday, May 15, 2006, at 11:00 a.m. EDT, which will be Webcast on the Company’s web site at http://www.worldspan.com on the Investor Relations tab. Please note that a replay of the Earnings Conference Call Webcast will be available online for 10 days from the date of the call.

About Worldspan

Worldspan is a leader in travel technology services for travel suppliers, travel agencies, e-commerce sites and corporations worldwide. Utilizing some of the fastest, most flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking approximately 800 travel suppliers around the world to a global customer base. Worldspan offers industry-leading Fares and Pricing technology such as Worldspan e-Pricing®, hosting solutions, and customized travel products. Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with technology like Worldspan Go!® and Worldspan Trip Manager® XE. Worldspan is headquartered in Atlanta, Georgia. Additional information is available at worldspan.com.

Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Worldspan, L.P. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:  the Company’s revenue being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; airlines altering their content or changing the pricing of such content; or other changes within, or that may affect the travel industry or the Company. More information on potential risks and uncertainties is available in the Company’s recent filings with the Securities and Exchange Commission, including the Company’s annual Form 10-K report, Forms 10-Q, Forms 8-K and Form S-4.

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CONTACT:  Erin Hadaway, 770-563-6545, e-mail: erin.hadaway@worldspan.com